EXHIBIT 99.2

Thermon Calls for Partial Redemption of Its 9.500% Senior Secured Notes

SAN MARCOS, Texas, May 13, 2011 (GLOBE NEWSWIRE) -- On May 10, 2011, Thermon Industries, Inc. delivered a Notice of Partial Redemption (the "Notice") to registered holders of its outstanding 9.500% senior secured notes due 2017 (the "Notes"), CUSIP No. 88362R AC1. The Notice called for redemption of $21.0 million aggregate principal amount of the $189.0 million Notes currently outstanding. The redemption price is 103% of the principal amount redeemed, plus accrued and unpaid interest thereon until the redemption date, payable in cash. The partial redemption will be financed from net proceeds received from the recently completed initial public offering of Thermon Group Holdings, Inc. common stock.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to registered holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

The Thermon logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7808

CONTACT: Sarah Alexander
         Thermon
         (512) 396-5801
         Investor.Relations@thermon.com